Exhibit 99.1
Santander Consumer USA Holdings Inc. Reports Third Quarter 2020 Results

Net Income of $490 Million; More Than $8 Billion in Originations in the Third Quarter of 2020

Dallas, TX - October 28, 2020 - PRESS RELEASE
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced net income for the third quarter ended September 30, 2020 ("Q3 2020") of $490 million, or $1.58 per diluted common share. The quarter included $46 million of net charge-offs and $293 million of incremental allowance for credit loss primarily driven by balance growth.

On September 30, 2020, the Federal Reserve Board ("FRB") extended to the fourth quarter its interim policy applicable to all CCAR banks prohibiting share repurchases and limiting dividends to average trailing net income. Although SC’s standalone income is sufficient to support a dividend, it is consolidated into Santander Holdings USA, Inc.'s ("SHUSA") capital plan and therefore is subject to the FRB’s interim policy that utilizes SHUSA’s average trailing income to determine the cap on common stock dividends. SC does not currently expect to declare or pay a dividend in the fourth quarter of 2020.

Management Quotes

"As the pandemic continues to affect our country and our industry, our top priority remains serving our dealers, customers and employees. During the quarter we originated more than $8 billion in loans and leases, continued to grow balances and remained disciplined in our underwriting. Our portfolio continues to be resilient as demand for customer deferrals declined significantly and delinquency is at a historic low. These factors, in addition to robust used vehicle prices, led to a solid quarter across the board and positions us to finish the year strong," said Mahesh Aditya, SC President and CEO.

Fahmi Karam, SC Chief Financial Officer, added, "This quarter’s results highlight the unique environment we are currently operating in with low losses driven by relief programs and historically high used car prices driving strong net income. We grew reserves in the quarter to over $6 billion, or an 18.4% allowance ratio, driven by increased balances and continued uncertainty in the macro outlook. We are well capitalized with a 13.7% CET1 ratio, and combined with our reserve, we have an industry leading loss absorbing capacity to manage through the pandemic and position us for long-term success."

Third Quarter of 2020 Highlights (variances compared to third quarter of 2019 (“Q3 2019”), unless otherwise noted)
•Total auto originations of $8.4 billion, flat
◦Core retail auto loan originations of $2.7 billion, up 5%
◦Chrysler Capital loan originations of $3.8 billion, up 6%
◦Chrysler Capital lease originations of $1.9 billion, down 17%
◦Chrysler average quarterly penetration rate of 33%, from 36%
◦Santander Bank, N.A. program originations of $1.1 billion
•Net finance and other interest income1 of $1.3 billion, up 6%
•30-59 delinquency ratio of 5.0%, down 450 basis points
•59-plus delinquency ratio2 of 2.4%, down 230 basis points
•Retail Installment Contract (“RIC”) gross charge-off ratio of 6.8%, down 11.5 percentage points
•Recovery rate of 91.4%, up from 55.9%
•RIC net charge-off ratio3 of 0.6%, down 750 basis points
•Troubled Debt Restructuring (“TDR”) balance of $3.8 billion, down from $4.2 billion
•Return on average assets of 4.1%, up from 2.0%
•$3.3 billion in asset-backed securities “ABS” issued
•Expense ratio of 1.7%, down from 2.3%
•Common equity tier 1 (“CET1”) ratio of 13.7%, down from 15.4% as of September 30, 2019

1Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency Ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.
3Net Charge-Off Ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.

Conference Call Information
SC will host a conference call and webcast to discuss its Q3 2020 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, October 28, 2020. The conference call will be accessible by dialing 1-800-289-0438 (U.S. domestic), or 1-323-794-2423 (international), conference ID 2222613. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q3 2020 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 2222613, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our "SEC filings"). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the adverse impact of COVID-19 on our business, financial condition, liquidity and results of operations; (b) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (c) adverse economic conditions in the United States and worldwide may negatively impact our results; (d) a reduction in our access to funding a reduction in ; (e) significant risks we face implementing our growth strategy, some of which are outside our control; (f) unexpected costs and delays in connection with exiting our personal lending business; (g) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (h) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (i) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (j) loss of our key management or other personnel, or an inability to attract such management and personnel; (k) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (l) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $63 billion (for the third quarter ended September 30, 2020), and is headquartered in Dallas, Texas. (www.santanderconsumerusa.com)

CONTACTS:

Investor Relations
Evan Black
800.493.8219
InvestorRelations@santanderconsumerusa.com

Media Relations
Laurie Kight
214.801.6455
Media@santanderconsumerusa.com

Santander Consumer USA Holdings Inc.
Financial Supplement
Third Quarter 2020

Table 1: Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$105,616	$81,848
Finance receivables held for sale, net	763,292	1,007,105
Finance receivables held for investment, at amortized cost	33,602,108	30,810,487
Allowance for credit loss	(6,152,378)	(3,043,468)
Finance receivables held for investment, at amortized cost, net	27,449,730	27,767,019
Restricted cash	2,267,154	2,079,239
Accrued interest receivable	428,586	288,615
Leased vehicles, net	16,195,376	16,461,982
Furniture and equipment, net	60,105	59,873
Goodwill	74,056	74,056
Intangible assets	62,341	42,772
Other assets	1,042,665	1,071,020
Total assets	$48,448,921	$48,933,529
Liabilities and Equity
Liabilities:
Borrowings and other debt obligations	$41,369,347	$39,194,141
Deferred tax liabilities, net	1,095,238	1,468,222
Accounts payable and accrued expenses	524,816	563,277
Other liabilities	364,708	389,269
Total liabilities	$43,354,109	$41,614,909

Equity:
Common stock, $0.01 par value	3,061	3,392
Additional paid-in capital	394,428	1,173,262
Accumulated other comprehensive income, net	(56,882)	(26,693)
Retained earnings	4,754,205	6,168,659
Total stockholders’ equity	$5,094,812	$7,318,620
Total liabilities and equity	$48,448,921	$48,933,529

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,300,694	$1,273,022	$3,811,113	$3,787,700
Leased vehicle income	725,156	706,302	2,210,684	2,032,098
Other finance and interest income	2,146	9,926	12,354	31,610
Total finance and other interest income	2,027,996	1,989,250	6,034,151	5,851,408
Interest expense	292,118	335,212	929,934	999,633
Leased vehicle expense	467,172	456,193	1,630,945	1,344,654
Net finance and other interest income	1,268,706	1,197,845	3,473,272	3,507,121
Credit loss expense	340,548	566,849	2,110,331	1,548,404
Net finance and other interest income after credit loss expense	928,158	630,996	1,362,941	1,958,717
Profit sharing	30,414	18,125	56,239	38,438
Net finance and other interest income after credit loss expense and profit sharing	897,744	612,871	1,306,702	1,920,279
Investment losses, net	(68,989)	(86,397)	(279,997)	(238,281)
Servicing fee income	18,574	21,447	56,797	70,255
Fees, commissions, and other	78,924	96,243	256,123	280,815
Total other income	28,509	31,293	32,923	112,789
Compensation and benefits	127,991	132,271	388,960	382,843
Repossession expense	35,910	62,937	115,861	203,496
Other expenses	99,761	134,262	308,193	314,737
Total other expenses	263,662	329,470	813,014	901,076
Income (loss) before income taxes	662,591	314,694	526,611	1,131,992
Income tax expense	172,476	82,156	137,161	283,684
Net income (loss)	$490,115	$232,538	$389,450	$848,308

Net income per common share (basic)	$1.58	$0.67	$1.21	$2.43
Net income per common share (diluted)	$1.58	$0.67	$1.21	$2.42
Weighted average common shares (basic)	310,150,293	345,469,657	321,275,907	349,341,627
Weighted average common shares (diluted)	$310,307,265	$345,956,043	$321,492,331	$349,855,822
Number of shares outstanding	306,070,972	342,864,213	306,070,972	342,864,213

Table 3: Other Financial Information

	Three Months Ended September 30,		Nine Months Ended September 30,
Ratios (Unaudited, Dollars in thousands)	2020	2019	2020	2019
Yield on retail installment contracts	14.9%	16.1%	15.0%	16.1%
Yield on leased vehicles	6.0%	5.9%	4.4%	5.7%
Yield on personal loans, held for sale (1)	25.6%	26.3%	25.9%	26.2%
Yield on earning assets (2)	12.2%	12.8%	11.6%	12.9%
Cost of debt (3)	2.8%	3.6%	3.1%	3.7%
Net interest margin (4)	9.9%	10.0%	9.2%	10.0%
Expense ratio (5)	1.7%	2.3%	1.8%	2.2%
Return on average assets (6)	4.1%	2.0%	1.1%	2.5%
Return on average equity (7)	38.9%	12.7%	9.6%	15.7%
Net charge-off ratio on individually acquired retail installment contracts (8)	0.6%	8.1%	4.7%	7.7%
Net charge-off ratio (8)	0.6%	8.1%	4.7%	7.7%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	2.4%	4.7%	2.4%	4.7%
Delinquency ratio on loans held for investment, end of period (9)	2.4%	4.7%	2.4%	4.7%
Allowance ratio (10)	18.4%	10.5%	18.4%	10.5%
Common stock dividend payout ratio (11)	13.9%	32.7%	54.4%	25.5%
Common Equity Tier 1 capital ratio (12)	13.7%	15.4%	13.7%	15.4%
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$46,078	$592,912	$1,100,138	$1,670,543
Total charge-offs, net of recoveries	48,125	592,893	$1,103,649	$1,672,785
End of period delinquent amortized cost over 59 days, retail installment contracts held for investment	817,577	1,394,074	817,577	1,394,074
End of period personal loans delinquent principal over 59 days, held for sale	93,296	176,500	93,296	176,500
End of period delinquent amortized cost over 59 days, loans held for investment	817,911	1,394,074	817,911	1,394,074
End of period assets covered by allowance for credit losses	33,515,634	29,636,174	33,515,634	29,636,174
End of period gross retail installment contracts held for investment	33,485,342	29,597,897	33,485,342	29,597,897
End of period gross personal loans held for sale	1,211,575	1,322,301	1,211,575	1,322,301
End of period gross finance receivables and loans held for investment	33,489,017	29,633,950	33,489,017	29,633,950
End of period gross finance receivables, loans, and leases	50,617,356	46,874,858	50,617,356	46,874,858
Average gross retail installment contracts held for investment	31,462,524	29,316,997	30,946,321	28,998,827
Average gross retail installment contracts held for investment and held for sale	32,847,716	29,450,778	31,632,276	29,035,278
Average gross personal loans held for sale	1,240,639	1,343,098	1,322,053	1,398,045
Average gross finance receivables, loans and finance leases	34,135,256	30,855,074	33,008,338	30,495,290
Average gross operating leases	17,146,166	16,902,932	17,447,194	16,135,606
Average gross finance receivables, loans, and leases	51,281,422	47,758,006	50,455,532	46,630,896
Average managed assets	62,662,686	57,379,308	61,325,546	55,830,429
Average total assets	47,979,008	46,915,965	47,581,031	45,696,088
Average debt	41,064,441	37,276,505	40,262,948	36,234,826
Average total equity	5,044,976	7,335,898	5,429,924	7,215,250

(1)Includes Finance and other interest income; excludes fees
(2)“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases
(3)“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt
(4)“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases
(5)“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets
(6)“Return on average assets” is defined as the ratio of annualized Net income to Average total assets
(7)“Return on average equity” is defined as the ratio of annualized Net income to Average total equity
(8)“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a amortized cost basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio.
(9)“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases

(10)“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses
(11)“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.
(12)“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for retail installment contracts for the three and nine months ended September 30, 2020 and 2019 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$4,818,187	$1,037,628	$1,961,893	$1,156,303
Credit loss expense (a)	24,841	314,075	484,626	102,494
Charge-offs (b)	(334,938)	(200,352)	(962,573)	(381,490)
Recoveries	392,042	97,171	567,846	183,305
Balance — end of period	$4,900,132	$1,248,522	$2,051,792	$1,060,612

	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$2,123,878	$914,718	$1,819,360	$1,416,743
Day 1 - Adjustment to allowance for adoption of CECL standard	2,030,473	71,833	—	—
Credit loss expense (a)	1,526,545	581,344	1,279,931	266,913
Charge-offs (b)	(1,955,706)	(617,536)	(2,685,931)	(1,217,650)
Recoveries	1,174,942	298,163	1,638,432	594,606
Balance — end of period	$4,900,132	$1,248,522	$2,051,792	$1,060,612

(a) Excluded from the credit loss expense is $13 million and $52 million related to retail installment contracts sold in an off-balance sheet securitization during the three and nine months ended September 30, 2020, respectively. In addition, credit loss expense includes a net of $72 million and $60 million in the credit loss expense related to retail installment contracts transferred to held for sale and returned to held for investment during the three and nine months ended September 30, 2020, respectively. Furthermore, credit loss expense includes $0 million and $20 million related to retail installment contracts transferred to held for sale during the three and nine months ended September 30, 2019, respectively.
(b) Charge-offs for retail installment contracts includes partial write-down of loans to the collateral value less estimated costs to sell, for which a bankruptcy notice was received. There is no additional ACL on these loans.

A summary of delinquencies of our retail installment contracts as of September 30, 2020 and December 31, 2019 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Balance	September 30, 2020
	Amount	Percent
Amortized cost, 30-59 days past due	1,673,713	5.0%
Delinquent amortized cost over 59 days	817,577	2.4%
Total delinquent balance at amortized cost	$2,491,290	7.4%

Delinquent Balance	December 31, 2019
	Amount	Percent
Principal 30-59 days past due	$2,972,495	9.7%
Delinquent principal over 59 days	1,578,452	5.1%
Total delinquent principal (a)	$4,550,947	14.8%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The retail installment contracts held for investment that were placed on nonaccrual status, as of September 30, 2020 and December 31, 2019 (Unaudited, Dollar amounts in thousands):

Nonaccrual Balance	September 30, 2020
	Amount	Percent
Non-TDR	623,428	1.9%
TDR	301,647	0.9%
Total non-accrual loans (a)	$925,075	2.8%
(a) The table includes balances based on amortized cost.

Nonaccrual Balance	December 31, 2019
	Amount	Percent
Non-TDR	$1,099,462	3.6%
TDR	516,119	1.7%
Total nonaccrual principal (a)	$1,615,581	5.3%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of September 30, 2020 and December 31, 2019 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	September 30, 2020	December 31, 2019
TDR - Unpaid principal balance	$3,801,948	$3,859,040
TDR - Impairment	1,248,522	914,718
TDR - Allowance ratio	32.8%	23.7%

Non-TDR - Unpaid principal balance	$29,667,444	$26,895,551
Non-TDR - Allowance	4,900,132	2,123,878
Non-TDR Allowance ratio	16.5%	7.9%

Total - Unpaid principal balance	$33,469,392	$30,754,591
Total - Allowance	6,148,654	3,038,596
Total - Allowance ratio	18.4%	9.9%

The Company’s allowance for credit losses increased $0.3 billion and $3.1 billion for the three and nine months ended September 30, 2020. For the three months ended September 30, 2020, the increase was primarily due to a portfolio growth. For the nine months ended September 30, 2020, the primary drivers were $2.1 billion increase at CECL adoption on January 1, 2020, driven mainly by the addition of lifetime expected credit losses for non-TDR loans, and additional reserves specific to COVID-19 risk.

Table 5: Originations
The Company's originations of loans and leases, including revolving loans, average APR, and dealer discount (net of dealer participation) were as follows:

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	June 30, 2020
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$5,344,755	$4,080,028	$13,608,298	$12,056,003	$5,098,496
Average APR	13.7%	16.0%	13.8%	16.5%	11.7%
Average FICO® (a)	637	599	631	598	657
Discount	(1.3)%	(0.7)%	(1)%	(0.4)%	(0.9)%

Personal loans (b)	305,039	322,335	923,112	954,105	$347,238
Average APR	29.4%	29.7%	29.4%	29.8%	29.6%

Leased vehicles	1,856,166	2,225,117	4,863,504	6,708,827	$986,617

Finance lease	4,087	4,859	9,016	$12,989	$1,927
Total originations retained	$7,510,047	$6,632,339	$19,403,930	$19,731,924	$6,434,278

Sold Originations
Retail installment contracts	$80,144	$—	$761,323	$—	$—
Average APR	5.2%	—%	4.8%	—%	—%
Average FICO® (c)	738	—	734	—	—
Total originations sold	$80,144	$—	$761,323	$—	$—

Total originations (excluding SBNA Originations Program)	$7,590,191	$6,632,339	$20,165,253	$19,731,924	$6,434,278

(a)Unpaid principal balance excluded from the weighted average FICO score is $571 million, $440 million, $1.5 billion, $1.4 billion and $586 million for the three months ended September 30, 2020 and 2019, the nine months ended September 30, 2020 and 2019, and for the three months ended June 30, 2020, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $145 million, $154 million, $386 million, $401 million and $102 million, respectively, were commercial loans.
(b)Included in the total origination volume is $72 million, $62 million, $151 million, $138 million and $58 million for the three months ended September 30, 2020 and 2019, the nine months ended September 30, 2020 and 2019, and for the three months ended June 30, 2020, respectively, related to newly opened accounts.
(c)Unpaid principal balance excluded from the weighted average FICO score is $11 million and $80 million for the three and nine months ended September 30, 2020, respectively, as the borrowers on these loans did not have FICO scores at origination.

SBNA Originations Program

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $1.1 billion and $3.9 billion of retail installment contacts during the three and nine months ended September 30, 2020, respectively.

Table 6: Asset Sales

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	June 30, 2020
Assets Sold	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$636,301	$—	$1,148,587	$—	$512,286
Average APR	4.9%	—%	5.6%	—%	6.4%
Average FICO®	$735	—	715	—	691

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted net discount of our held for investment portfolio as of September 30, 2020 and December 31, 2019, are as follows:

	September 30, 2020	December 31, 2019
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$33,485,342	$30,776,038
Average APR	15.2%	16.1%
Discount	0.05%	0.3%

Receivables from dealers	$3,675	$12,668
Average APR	3.9%	4.0%

Leased vehicles	$17,101,722	$17,562,782

Finance leases	$26,617	$27,584

Table 8: Reconciliation of Non-GAAP Measures

	September 30, 2020	September 30, 2019
	(Unaudited, Dollar amounts in thousands)
Total equity	$5,094,812	$7,345,202
Add: Adjustment due to CECL capital relief (c)	1,842,536	—
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	159,907	150,644
Deduct: Accumulated other comprehensive income (loss), net	(56,882)	(31,836)
Tier 1 common capital	$6,834,323	$7,226,394
Risk weighted assets (a)(c)	49,882,540	46,870,019
Common Equity Tier 1 capital ratio (b)(c)	13.7%	15.4%
(a)Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.
(b)CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.
(c)As described in our 2019 annual report on Form 10-K, on January 1, 2020, we adopted ASU 2016-13, Financial Instruments -Credit Losses (“CECL”), which upon adoption resulted in a reduction to our opening retained earnings balance, net of income tax, and increase to the allowance for credit losses of approximately $2 billion. As also described in our 2019 10-K, the U.S. banking agencies in December 2018 had approved a final rule to address the impact of CECL on regulatory capital by allowing banking organizations, including the Company, the option to phase in the day-one impact of CECL until the first quarter of 2023. In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The Company is electing this alternative option instead of the one described in the December 2018 rule.